EXHIBIT 10.32

December 16, 2016

Kenneth Pina
627 Vassar Road
Wayne, PA 19087

Dear Ken,

We are pleased to extend an offer of employment to you with Pernix Therapeutics. You are being offered a full-time position as Senior Vice President, General Counsel & Chief Compliance Officer reporting to John Sedor, Chairman & Chief Executive Officer. You will be expected to work at least forty (40) hours per week and you will be compensated on a semi-monthly basis, on the 15th and last day of each month, less applicable deductions. This position will be based at our corporate headquarters in Morristown, NJ. Your compensation and related information will be as follows:

  Annual starting salary will be $340,000. Because you will be joining the Company after a hire date of September 30, 2016, please be advised that you will not be eligible to be included in the 2016 annual merit increase process that is generally completed in early 2017.
  Annual target bonus of 50% of your base salary based on achievement of specific goals set forth by the CEO. Because you will be joining the Company after a hire date of September 30, 2016, you will not be eligible for the 2016 Bonus program, which is generally provided to employees by March of 2017.
  A sign-on bonus of $150,000 (taxable) to be paid in the next regular semi-monthly pay period date that is administratively feasible following your start date. If you voluntarily leave the company prior to a year following your date of hire, you will be required to re-pay this entire payment.
  15,000 options and 5,000 Restricted Stock Units subject to the approval of the Board of Directors. Options will vest over a four-year period, 25% vest on each year of your employment anniversary. The Restricted Shares vesting schedule will be a 25% cliff vest at the one year anniversary of the date of the grant and the remaining 75% in equal installments for three years thereafter.

10 Park Place, Suite 201, Morristown, NJ 07960 * www.pernixtx.com

  At-Will Severance Provision: Our Company adheres to a policy of employment-at-will, which allows either party to terminate the employment relationship at any time for any reason without cause or notice. If you are terminated by the Company without Cause (as defined below), or you resign for Good Reason, (i) you will receive severance equal to your then-current annual base salary payable in equal installments over a twelve month (12) period beginning with the first regular payroll date following such termination and continuing thereafter at such intervals as other salaried employees are paid, (ii) you will be provided subsidized healthcare benefit continuation for you and eligible family members for such twelve month (12) period at the same rate of company contribution as in effect immediately prior to termination as long as you (a) were already a participant in the Company healthcare insurance benefits at the time of the termination event, (b) enroll in the COBRA plan following termination within the required COBRA enrollment period, and (c) you submit the required payments at the employee contribution rates through COBRA administration; and (iii) you will receive all accrued amounts including unpaid base salary, accrued but unused vacation, expense reimbursements due, and amounts under benefit plans in accordance with their terms. You will have 90 days from termination to exercise any vested options. You will be required to execute and deliver a Release Agreement in form and substance satisfactory to the Company in exchange for receiving these severance benefits. "Cause" shall mean (i) your failure to perform your duties to the Company; (ii) your commission of any fraud, material misappropriation, embezzlement, willful material misrepresentation or willful material dishonesty with respect to the Company or any affiliate, customer or supplier thereof; (iii) your commission of a felony, including without limitation of the illegal use of drugs; (iv) any other willful engagement by you in illegal conduct in the performance of your employment that you know violates applicable law or that causes the Company or any subsidiary thereof to violate applicable law and (v) a willful breach by you of this Agreement and/or any confidentiality, non-solicitation, non-competition or similar agreement. "Good Reason" shall consist of (i) a material diminution in your base compensation; (ii) a material change in the geographic location at which you must perform your duties; or (iii) any other action or inaction that constitutes a material breach by Pernix under this Agreement. Good Reason shall not be deemed to exist unless you notify the Company of this event within thirty (30) days of such notice and you resign for Good Reason effective within sixty (60) days of the end of the cure period.

10 Park Place, Suite 201, Morristown, NJ 07960 * www.pernixtx.com

You will be entitled to four (4) weeks paid vacation per year in addition to Company scheduled holidays and office closures. Vacation time will accrue pro-rata throughout the year. Additionally, you will be eligible for health insurance, dental insurance, life, vision, and short term and long term disability insurance on the first day of employment. You are eligible for our 401(k) plan upon completion of the requirements listed in the 401(k) plan and a summary of the plan is provided separately. You will also be required to sign and return a confidentiality, non-disclosure, and non-solicitation agreement upon joining the company.

Under the Immigration Reform and Control Act (IRCA), our company is required to verify the identity and work authorization of all newly hired employees. Therefore, you will be required to complete the I-9 form upon hire. Within three business days of beginning employment, you will need to supply acceptable documentation (as noted on the enclosed I-9 form) of your identity and work authorization.

OUR COMPANY ADHERES TO A POLICY OF EMPLOYMENT-AT-WILL WHICH ALLOWS EITHER PARTY TO TERMINATE THE EMPLOYMENT RELATIONSHIP AT ANY TIME, FOR ANY REASON, WITH OR WITHOUT CAUSE OR NOTICE.

As with all potential employees, you will undergo a background check and drug screen, which will be conducted in accordance with applicable laws. Your employment is contingent on successful completion of your background check and drug screen.

Your official start date will be a date proximate to January 4, 2017. Please confirm your acceptance of this offer by signing and dating the acknowledgement below and returning a signed letter to me at clehrer@pernixtx.com. If you have any questions concerning the above details, please contact me at 973-803-0768 (cell).

Sincerely,

/s/ Cindy Lehrer

Cindy Lehrer
Vice President of Human Resources

ACKNOWLEDGEMENT:

/s/ K. R. Pina
Kenneth Pina

December 21, 2016
Date

10 Park Place, Suite 201, Morristown, NJ 07960 * www.pernixtx.com